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                                                                 Exhibit 16(d)-1



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG



                             HARRIS ASSOCIATES, L.P.

                                   ("SELLER")

                                       AND



                              ERNEST C. GARCIA, II

                           CYGNET CAPITAL CORPORATION

                                    ("BUYER")










                                 JANUARY 9, 2001
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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made of as of January 9, 2001 (the "Agreement Date"), by and among Harris Associates, L.P. ("Seller") and Ernest C. Garcia II ("Garcia") and Cygnet Capital Corporation ("Cygnet") (collectively and individually, Garcia and Cygnet shall be referred to as "Buyer").

                                    RECITALS

         A. The Seller serves as investment adviser of Harris Associates Investment Trust (the "Trust"). The Trust has multiple series, one of which is designated The Oakmark Small Cap Fund (the "Fund"). As investment adviser to the Fund, the Seller has discretionary authority to purchase and sell securities on behalf of the Fund.

         B. Seller owns 1,380,000 shares of common stock (the "Shares") of Ugly Duckling Corporation (the "Company").

         C. Seller seeks to sell, and Buyer seeks to purchase, the Shares of the Company held by Seller, all under the terms and conditions of this Agreement.

                                   ARTICLE 1
                                 THE TRANSACTION

         1.1 Purchase and Sale of Shares. Seller agrees to sell, and Buyer agrees to purchase, the Shares. Except as otherwise set forth herein, neither Seller nor Buyer is allowed or required to sell or purchase less than all of the Shares.

         1.2 Purchase Price. On the Closing Date, as defined herein, Buyer will pay to the Fund in immediately available funds Five Million Seven Hundred Sixty One Thousand Eighty One and 68/100 Dollars ($5,761,081.68) (the "Purchase Price"). The Purchase Price is the product of $4.174697 and the number of Shares being conveyed. The Purchase Price shall not be adjusted as a result of any increase or decrease in the market price of the Shares after the date hereof and prior to the Closing Date.

         1.3 Deposit. Within three (3) business days after the Agreement Date, Buyer shall deliver to the Fund or the Fund's agent Nine Hundred Twenty Thousand Dollars ($920,000.00) as an earnest money deposit (the "Deposit"). The Deposit shall be held by the Fund or the Fund's agent in a federally insured interest bearing account and all interest on the account shall be added to the Deposit. The Deposit shall be applied to the Purchase Price on the Closing Date. The Deposit shall be nonrefundable except in the event of Buyer's termination pursuant to Section 1.6 or 3.1 of this Agreement. In the event of Buyer's default, the Fund may retain the Deposit pursuant to Section 3.2 of this Agreement.

         1.4 Closing Date. The transfer of the Shares and payment of the Purchase Price shall be completed within five (5) business days after Buyer delivers to Seller written notice that Buyer will close the transaction (the "Closing Date"). If Buyer does not close the transaction by March 5, 2001, then Buyer shall be in default under this Agreement.
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         1.5 Closing Deliveries. On the Closing Date, Seller, on behalf of the
Fund, shall deliver to Buyer all certificates evidencing the Shares, either duly endorsed for transfer to Buyer or with blank stock powers for assignment, as may be designated by Buyer. The parties further agree that they will execute and deliver any further documents and instruments of transfer, and will take any other action reasonably required, consistent with the terms of this Assignment, for the transfer of the Shares to Buyer.

         1.6 Contingencies. The parties acknowledge that upon transfer of the Shares to Buyer, Ernest C. Garcia II, the sole shareholder and Director of Buyer ("Garcia") shall beneficially own over 50% of the issued and outstanding shares of common stock of the Company. Buyer's acquisition of the Shares may constitute a plan by Garcia to take the Company private and, therefore, may require disclosure pursuant to Rule 13e-3 of the Securities Exchange Act of 1934, the expiration of certain time periods and other actions to comply with applicable securities laws (the "SEC Filings"). The completion of the SEC Filings is a condition precedent to the obligations of Buyer under this Agreement. Garcia shall use commercially reasonable efforts to complete the SEC Filings prior to the Closing Date. If by March 5, 2001, the SEC Filings are not completed or the transaction is prohibited, enjoined or restrained by any government authority, then either Seller or Buyer may elect to terminate this Agreement and upon such termination, the Deposit shall be returned to Buyer; provided, however, that the Fund shall be entitled to retain the Deposit if Buyer has not used commercially reasonable efforts to complete the SEC Filings prior to the Closing Date.



                                   ARTICLE 2
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         2.1 Seller. Seller represents and warrants to each Buyer that each of the representations and warranties contained in EXHIBIT A are true and correct in all material respects on the date of this Agreement, and will again be true and correct in all material respects on the Closing Date. Seller shall indemnify and hold each Buyer harmless from and against any loss, damage, liability and expense ("Loss") incurred by any Buyer in connection with or alleged to result from a breach by Seller of any representation or warranty made pursuant to this
Section 2.1 or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement or a breach by Seller of any of its other obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement.

         2.2 Buyer. Buyer represents and warrants to Seller that each of the representations and warranties contained in EXHIBIT B are true and correct in all material respects on the date of this Agreement, and will again be true and correct in all material respects on the Closing Date. Each Buyer agrees to indemnify and hold Seller harmless from and against any Loss incurred by Seller in connection with or alleged to result from a breach by that Buyer of any representation or warranty made pursuant to this Section 2.2 or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement or a breach by that Buyer of any of its obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement.


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         2.3 Nature and Survival of Representations and Warranties. Each
statement and agreement made by any of the parties in this Agreement or in any document or other instrument delivered by or on behalf any of the parties pursuant to this Agreement will survive the Closing Date of this Agreement.

                                   ARTICLE 3

                              DEFAULT AND REMEDIES

         3.1 SELLER. In addition to any other actions constituting a default hereunder, Seller shall be in default hereunder if on the Closing Date this Agreement is in full force and effect, Buyer has tendered full performance and Seller fails to convey the Shares to Buyer in accordance with this Agreement; except that Seller's failure to convey the Shares shall not constitute a default hereunder if Seller has sold such Shares, on behalf of the Fund, in order to maintain the Fund's compliance with Subchapter M of the Internal Revenue Code of 1986, as amended. In the event of a default of Seller on or before the Closing Date, Buyer may elect as its exclusive remedy to either (a) terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer; or
(b) continue this Agreement and immediately prosecute a claim for specific performance of this Agreement. In the event of a default of Seller after the Closing Date for breach of an obligation under this Agreement that survives and continues after the Closing Date, the Buyer may prosecute its claims for damage suffered against Seller but Buyer may not recover any consequential or exemplary damages.

         3.2 BUYER. In addition to any other actions constituting a default hereunder, each Buyer shall be in default hereunder if on the Closing Date this Agreement is in full force and effect, Seller has tendered full performance and any Buyer fails to purchase the Shares in accordance with this Agreement. In the event of a default of any Buyer on or before the Closing Date, Seller shall be entitled to terminate this Agreement, retain the Deposit and prosecute its claims for damages suffered against each Buyer jointly and severally but Seller may not recover any consequential or exemplary damages. In the event of a default of any Buyer after the Closing Date for breach of an obligation under this Agreement that survives and continues after the Closing Date, the Seller may prosecute its claims for damage suffered against all Buyers but Seller may not recover any consequential or exemplary damages.

                                    ARTICLE 4
                                 GENERAL MATTERS

         4.1 Notices. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or (iii) when actually received by the addressee, in each case to the following:


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             If to Seller:        James P. Benson, CFA
                                  Investment Analyst
                                  Harris Associates, L.P.
                                  2 North LaSalle Street
                                  Chicago, Illinois  60602-3790
                                  Phone: (312) 621-0560
                                  Fax:   (312) 621-0368

             With a copy to:      Anita Nagler
                                  __________________________
                                  Harris Associates, L.P.
                                  2 North LaSalle Street
                                  Chicago, Illinois 60602-3790
                                  Phone: (312) _____________
                                  Fax:   (312) _____________

             If to Buyer:         Cygnet Capital Corporation
                                  Ernest C. Garcia, II
                                  2575 E. Camelback Road, Suite 700
                                  Phoenix, Arizona  85016
                                  Phone: (602) 778-5001
                                  FAX:   (602) 778-4001

         4.2 Governing Law and Attorneys' Fees. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         4.3 Arbitration. Any claim or controversy relating to this Agreement that is brought by the Buyer against the Seller or relating to the breach hereof by the Seller shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any claim or controversy relating to this Agreement that is brought by the Seller against the Buyer or relating to the breach hereof by the Buyer shall be settled by arbitration conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.


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         4.4 Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary, but no such assignment will relieve Buyer of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder.

         4.5 Intent to be Binding. The Exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement may not be amended except by an instrument in writing approved by Buyer and Seller. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         4.6 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         Seller and Buyer have executed this Agreement on the date first written above. By signing below, each individual represents that he or she is a duly elected officer of the company and is authorized to sign in that capacity.


SELLER:
                                  HARRIS ASSOCIATES, L.P.

                                  By:   /s/ Anita Nagler
                                        __________________________________
                                  Name: Anita Nagler
                                        __________________________________
                                  Its:  Chief Operating Officer
                                        __________________________________



                                  /s/ Ernest C. Garcia II
BUYER:                            ________________________________________
                                  Ernest C. Garcia II


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                                  CYGNET CAPITAL CORPORATION,
                                  an Arizona corporation


                                  By: /s/ Ernest C. Garcia II
                                  ____________________________________
                                  Name: Ernest C. Garcia II
                                  Its: President/CEO





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                                    EXHIBIT A

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller represents and warrant to each Buyer as follows:

         1. Organization and Qualification. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware , and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

         2. Authority Relative to this Agreement. Seller has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of these transactions has been duly authorized by the general partner of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         3. No Conflicts. Seller is not subject to, nor obligated under, any provision of (a) its Limited Partnership Agreement or other organizational documents, (b) any material agreement, arrangement, or understanding, (c) any license, franchise, or permit, or (d) any Applicable Law which would be materially breached or materially violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4. No Consents. No authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary ----------- on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

         5. Good Title. The Fund owns the Shares held by it free and clear of all liens, encumbrances and security interests, and may transfer the Shares to Buyer without violation of the rights of any person.

         6. Knowledge. Seller acknowledges that it has received and reviewed all public filings of the Company and of Garcia relating to the Company, that it is aware that Garcia may acquire or attempt to acquire substantially all the common stock of the Company and that Garcia is the Chairman of the Board of the Company and largest shareholder of the Company.


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                                    EXHIBIT B

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Each Buyer represents and warrants to Seller as follows:

         1. Organization and Qualification. Garcia is a resident of Arizona and Cygnet is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

         2. Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer, and, to the extent required, by its shareholders and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         3. No Conflicts. Buyer is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be materially breached or materially violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4. No Consents. Except for the SEC Filings and such filings to be made pursuant to state securities laws and regulations, all of which have been made or will be made prior to the Closing Date, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

         5. Buyer's Review of Seller's and Company Information. Buyer acknowledges that Garcia is the largest shareholder of the Company and the Chairman of the Board of the Company and, therefore, has been involved in the day-to-day operations of the Company since the Company's formation. Buyer acknowledges that, except for the representations set forth on Exhibit A, Seller makes no representation regarding the Company upon which Buyer has relied, and Buyer desires no further information pertaining to the Company. Buyer acknowledges that its investment in the Company involves a significant degree of risk, and that it is able to bear the risk of loss of this investment.



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